EXHIBIT 12

                              MINNESOTA POWER, INC.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES

                                                       YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------
                                                                                          SIX MONTHS
                                                                                             ENDED
                                                                                           JUNE 30,
                                           1995      1996       1997      1998      1999     2000
                                         --------- --------- --------- ---------- -------- ---------
                                                    (millions except ratios)
Income from Continuing Operations Per
  Consolidated Statement of Income        $  61.9   $  69.2   $  77.6    $  88.5  $  68.0   $  94.6

Add (Deduct)
  Current Income Tax Expense                 13.4      31.4      44.7       52.9     70.5      72.3
  Deferred Income Tax Expense (Benefit)     (11.3)     (9.8)      3.2        2.7    (11.3)    (12.2)
  Deferred Investment Tax Credits            (0.9)     (2.0)     (1.3)      (1.6)    (1.5)     (0.7)
  Undistributed Income From Less Than
    50% Owned Equity Investments             (9.1)    (11.0)    (13.9)     (14.1)    (0.6)       -
  Minority Interest                           0.2       3.3       2.3        2.0      1.8        -
                                         --------- --------- --------- ---------- -------- ---------
                                             54.2      81.1     112.6      130.4    126.9     154.0
                                         --------- --------- --------- ---------- -------- ---------

Fixed Charges
  Interest on Long-Term Debt                 45.7      52.4      50.4       48.5     48.4      25.3
  Capitalized Interest                        1.4       1.5       1.5        1.0      0.7       0.4
  Other Interest Charges - Net                7.9      10.2      14.3       17.1     12.0       6.9
  Interest Component of All Rentals           3.7       2.5       3.7        5.7      4.8       3.9
  Distributions on Redeemable Preferred
    Securities of Subsidiary                   -        4.7       6.0        6.0      6.0       3.0
                                         --------- --------- --------- ---------- -------- ---------
      Total Fixed Charges                    58.7      71.3      75.9       78.3     71.9      39.5
                                         --------- --------- --------- ---------- -------- ---------

Earnings Before Income Taxes and Fixed
  Charges (Excluding Capitalized Interest)$ 111.5   $ 150.9   $ 187.0    $ 207.7  $ 198.1   $ 193.1
                                         ========= ========= ========= ========== ======== =========

Ratio of Earnings to Fixed Charges           1.90      2.12      2.46       2.65     2.76      4.89
                                         ========= ========= ========= ========== ======== =========

Earnings Before Income Taxes and Fixed
  Charges (Excluding Capitalized Interest)$ 111.5   $ 150.9   $ 187.0    $ 207.7  $ 198.1   $ 193.1
Supplemental Charges                         13.5      14.4      12.0       14.5     15.4       7.4
                                         --------- --------- --------- ---------- -------- ---------

Earnings Before Income Taxes and Fixed
  and Supplemental Charges (Excluding
  Capitalized Interest)                   $ 125.0   $ 165.3   $ 199.0     $222.2  $ 213.5   $ 200.5
                                         ========= ========= ========= ========== ======== =========

Total Fixed Charges                       $  58.7   $  71.3   $  75.9    $  78.3  $  71.9   $  39.5
Supplemental Charges                         13.5      14.4      12.0       14.5     15.4       7.4
                                         --------- --------- --------- ---------- -------- ---------
  Fixed and Supplemental Charges          $  72.2   $  85.7   $  87.9    $  92.8  $  87.3   $  46.9
                                         ========= ========= ========= ========== ======== =========

Supplemental Ratio of Earnings to
  Fixed Charges (1)                          1.73      1.93      2.26       2.39     2.45      4.28
                                         ========= ========= ========= ========== ======== =========

------------------------
(1) The supplemental ratio of earnings to fixed charges includes Minnesota Power's obligation under a contract with Square Butte Electric Cooperative which extends through 2027, pursuant to which Minnesota Power is entitled to approximately 71% of the output of a 455-megawatt coal-fired generating unit. Minnesota Power is obligated to pay its pro rata share of Square Butte's costs based on output entitlement from the unit. Minnesota Power's payment obligation is suspended if Square Butte fails to deliver any power, whether produced or purchased, for a period of one year. Square Butte's fixed costs consist primarily of debt service. Variable operating costs include the price of coal purchased from BNI Coal, Ltd., under a long-term contract.